QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4

ESCROW AGREEMENT

        ESCROW AGREEMENT ("Agreement") dated as of April    , 2003, by and between:

    Buyers United Inc., a Delaware corporation ("Buyers")

    And

    Counsel Corporation, an Ontario corporation
    Counsel Springwell Communications LLC, (formerly known as Counsel
    Communication LLC) a Delaware limited liability company
    I-Link Incorporated, a Florida corporation
    I-Link Communications, Inc., a Utah corporation
    (collectively the "Counsel Group");

    And

    Scott B. Mitchell, attorney at law (the "Escrow Agent").

Recitals

        WHEREAS, Buyers and the members of the Counsel Group have entered into the Reimbursement Agreement dated April    , 2003 ("Reimbursement Agreement"); all capitalized terms used in this Agreement shall have the same meaning ascribed to such terms in the Reimbursement Agreement;

        WHEREAS, paragraph 2(a) of the Reimbursement Agreement provides that the Counsel Group will deposit in escrow certificates representing shares of the Series B Convertible Preferred Stock of Buyers issued in the name of I-Link Incorporated, duly endorsed for transfer or with executed stock powers attached, that represent $400,000 in liquidation value of the Series B Convertible Preferred Stock, that may be applied to reimburse Buyers as provided in the Reimbursement Agreement; and

        WHEREAS, Escrow Agent is willing to act as an escrow agent in respect of 40,000 shares of the Series B Convertible Preferred Stock of Buyers ("Escrow Shares") upon the terms and conditions set forth herein;

Agreement

        NOW, THEREFORE, for good and valuable considerations, the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

        1.    Appointment of Escrow Agent.    Buyers and the Counsel Group hereby appoint the Escrow Agent as escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

        2.    Delivery of Escrow Shares.    Concurrently with the execution and delivery of this Agreement to the Escrow Agent, the Counsel Group is delivering to the Escrow Agent a certificate or certificates representing the Escrow Shares together with five duly executed irrevocable stock powers.

        3.    Release of Escrow Shares and Termination of Escrow.

          (a)   The Escrow Shares (or such part thereof that may be remaining in escrow after reimbursement of Buyers as provided in the Reimbursement Agreement) shall be distributed by the Escrow Agent to the Counsel Group on September 30, 2007; provided, however, that no such distribution shall be made on that date if the Escrow Agent has received on or before the date of distribution written notice that Buyers intends to deliver to the Escrow Agent on or before December 31, 2007, one or more Payment Notices pursuant to the Reimbursement Agreement, and if no such Payment Notices are given by Buyers to the Escrow Agent by December 31, 2007, the Escrow Agent shall immediately distribute to the Counsel Group the Escrow Shares (or such part thereof that may be remaining in escrow after reimbursement of Buyers as provided in the Reimbursement Agreement).

          (b)   In the event any one or more members of the Counsel Group or their affiliates (as that term is defined in Rule 12b-2 adopted under the Securities Exchange Act of 1934) purchases for its or their respective accounts from Buyers authorized and unissued shares of Series B Convertible Preferred Stock at an aggregate purchase price of $250,000, then Buyers will promptly give written notice thereof to the Escrow Agent, who will then release to the Counsel Group 25,000 of the Escrow Shares, or the total number of the Escrow Shares then in Escrow if less than 25,000.

          (c)   In the event the Counsel Group delivers to Cohne, Rappaport & Segal, P.C., counsel to Buyers, (i) executed releases and waivers from Winter Harbor of all rights and Encumbrances in and to the Acquired Assets or such other evidence satisfactory to Buyers that the Encumbrances of Winter Harbor no longer encumber the Acquired Assets, and (ii) UCC termination statements that may be properly filed and are valid under applicable law to terminate the Winter Harbor UCC financing statements in each jurisdiction where such financing statements are on file, then Buyers will promptly give written notice thereof to the Escrow Agent, who will then release all of the Escrow Shares remaining in escrow to the Counsel Group; provided, however, that no such distribution shall be made on that date if the Escrow Agent has received on or before the date of distribution written notice that Buyers intends to deliver to the Escrow Agent one or more Payment Notices pursuant to the Reimbursement Agreement, and if no such Payment Notices are given by Buyers to the Escrow Agent within 30 days following the distribution date, the Escrow Agent shall immediately distribute to the Counsel Group the Escrow Shares (or such part thereof that may be remaining in escrow after reimbursement of Buyers as provided in the Reimbursement Agreement).

          (d)   Upon distribution of all of the Escrow Shares, either to Buyers in accordance with the Reimbursement Agreement or to the Counsel Group as provided above, this Agreement will terminate.

        4.    Claim and Payment Procedure.    In the event Buyers sends a Payment Notice to the Counsel Group under the Reimbursement Agreement, it will forward the same Payment Notice to the Escrow Agent. Within three days following receipt of a Payment Notice by the Escrow Agent, it will deliver to Buyers for cancellation certificate(s) (with stock power attached) representing that number of Escrow Shares (based on a value of $10.00 per share and rounded to the nearest whole share) equal to the payment amount stated in the Payment Notice.

        5.    Limitation of Responsibility and Liability of the Escrow Agent.    The Escrow Agent:

          (a)   Shall be authorized to rely upon all written instructions and/or communications of the Parties that appear to be valid on their face;

          (b)   Shall have no implied obligations or responsibilities hereunder, nor shall it have any obligation or responsibility to collect funds or seek the deposit of money or property;

          (c)   Acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of any instrument deposited with it, or with respect to the form or execution of the same, or the identity, authority, or rights of any person executing or depositing the same; and

          (d)   Shall be entitled to comply with any final award in arbitration or final order, judgment or decree of a court of competent jurisdiction, and/or with the consistent written instructions from the Parties.

        6.    Costs and Expenses.    The fee of the Escrow Agent is $1,500, which shall be paid entirely by the Counsel Group. The fee agreed on for services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Agreement; however, in the event that the conditions of this Agreement are not fulfilled, the Escrow Agent renders any material service not contemplated by this Agreement, there is any assignment of interest in the subject matter of this Agreement, there is any material modification hereof, any material controversy arises hereunder, or the Escrow Agent is made a party to or justifiably intervenes in any litigation pertaining to this Agreement or the subject matter hereof, the Escrow Agent shall be reasonably compensated for such extraordinary expenses, including reasonable attorneys' fees, occasioned by any delay, controversy, litigation, or event and the same may be recoverable one-half from Buyers and one-half from the Counsel Group.

        7.    Notices.    Any notice required or permitted under this Agreement, including a Payment Notice, shall be in writing and shall be deemed given: (a) on the date delivered in person; (b) on the date transmitted by telex, telefax or telecommunications mechanism, provided that any notice so given is also mailed as provided in clause (d); (c) the business day following the date deposited with a courier service that guarantees next day delivery, or (d) three days following the date sent by registered or certified mail, return receipt requested (postage prepaid). Any notice to Buyers shall be sufficiently given if sent to it at its address or fax number set forth on the signature page to this Agreement, any notice to the Escrow Agent shall be sufficiently given if sent to it at its address or fax number set forth on the signature page to this Agreement, and any notice to one or more members of the Counsel Group, including a Payment Notice, shall be sufficiently given if sent to the Counsel Group Representative at its address or fax number set forth on the signature page to this Agreement.

        8.    Resignation by Escrow Agent.    Upon 30 days' prior written notice to the Parties delivered or sent as required above, the Escrow Agent shall have the right to resign as escrow agent hereunder and to thereby terminate its duties and responsibilities hereunder, and shall thereupon be released from these instructions. Upon resignation by the Escrow Agent, the Escrow Agent shall provide the Parties with sufficient information concerning the status of the Escrow to enable the parties to provide the same to a successor escrow agent.

        9.    Termination of Escrow Agreement.    The Escrow Agent's responsibilities thereunder shall terminate at such time as all property held in Escrow shall have been fully disbursed pursuant to the terms hereof, or upon earlier termination of this escrow arrangement pursuant to written instructions executed by all. Such written notice of earlier termination shall include instruction to the Escrow Agent for the distribution of the Escrow Shares.

        10.    Entire Agreement.    This Agreement contains the entire understanding by and among the parties hereto; there are no promises, agreements, understandings, representations or warranties, other than as herein set forth. No change or modification of this Agreement shall be valid or effective unless the same is in writing and is signed by all of the parties hereto.

        11.    Applicable Law, Successors and Assigns.    This Agreement shall be governed in all respects by the laws of the state of Utah, and shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, legal representatives, successors and assigns.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective in all respects as of the date and year first hereinabove written.

BUYERS UNITED INC.
Address: 14870 Pony Express Road
By:	/s/ PAUL JARMAN	Bluffdale, Utah 84065 Fax No. 801 576-5022
Name: Paul Jarman		Designated person:
Title: President		Paul Jarman, President
THE COUNSEL GROUP
COUNSEL CORPORATION, an Ontario corporation
Address:

By:

Name:	Fax No.

Title:	Designated person:

COUNSEL SPRINGWELL COMMUNICATIONS LLC a Delaware limited liability company
Address:

By:

Name:

Title:	Designated person:

I-LINK INCORPORATED, a Florida corporation
Address:

By:

Name:

Title:	Designated person:

I-LINK COMMUNICATIONS, INC., a Utah corporation
Address:

By:

Name:

Title:	Designated person:

THE ESCROW AGENT
/s/ SCOTT B. MITCHELL Scott B. Mitchell

QuickLinks

  Exhibit 4
ESCROW AGREEMENT
Recitals
Agreement